Mr. Thomas F. Karam
August 9, 2018

Exhibit 10.6

CONFIDENTIAL

August 9, 2018

Mr. Thomas F. Karam
VIA E-MAIL

Dear Mr. Karam:

Please accept this letter as a personal invitation to join our team and an official offer of at-will employment as a Senior Vice President and President, Midstream in our Pittsburgh office, reporting to David L. Porges, Interim President and Chief Executive Officer. The Board of Directors of the applicable companies have already elected you to the following positions: Senior Vice President and President, Midstream of EQT Corporation, President and Chief Executive Officer of EQT Midstream Services, LLC, and President and Chief Executive Officer of EQT GP Services, LLC.

Please carefully review the following sections of this letter, as they delineate the conditions of our offer. This offer is contingent upon the completion of a mandatory drug screen, and execution and delivery of the Non-Compete Agreement referenced below. If you have questions about these pre-employment evaluations, please contact me at 412.553.5712.

Base Salary
Your beginning base salary will be $23,076.93, paid bi-weekly. This is equivalent to $600,000.00 annually. Future adjustments in base salary, if any, are generally made by the Management Development and Compensation Committee (“the MDCC”) of the EQT Corporation Board of Directors in conjunction with our annual performance review process.

Car Allowance
You will be provided a car allowance in the amount of $348.46, paid bi-weekly. This is equivalent to $9,060 annually, and is intended to cover the annual cost of acquiring, maintaining and insuring a car.

Short-Term (or Annual) Incentive Compensation
In addition to your base salary, EQT Corporation (“EQT” or “Company”) offers incentive compensation under the EQT Corporation Executive Short-Term Incentive Plan (“ESTIP”).

Your 2018 target for the ESTIP will be 75% of the midpoint of your position, prorated based on full months worked during the calendar year in which you were hired.  For calculation purposes, the proration will begin

EQT Corporation | EQT Plaza | 625 Liberty Avenue | Suite 1700 | Pittsburgh, PA 15222
T 412.553.5712 | F 412.553.5722 | www. eqt.com

Mr. Thomas F. Karam
August 9, 2018

on the first calendar day of the first full month following your hire date. Your ESTIP target for future years will be established by the MDCC.

Long-Term Incentive Plan
You are eligible for a 2018 long-term incentive award consisting of time-based restricted awards valued at $3,000,000.00, determined on a basis consistent with the Company’s practice.  The awards will be granted on the date you commence employment or as soon thereafter as is practical. They will be governed by the EQT Corporation 2014 Long-Term Incentive Plan and the related Program documents and participant award agreements.  The actual number of shares granted will be determined using the closing price of EQT stock on the grant date, rounded up to the next 10 shares. Your long-term incentive award for future years will be established by the MDCC.

Equity Ownership Guidelines
Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require significant equity ownership by our executive officers. Qualifying holdings include EQT stock, EQT GP Holdings, LP (EQGP) units and EQT Midstream Partners, LP (EQM) units owned directly, EQT shares held in the Company’s 401(k) plan, time-based restricted stock and units, and performance-based awards for which only a service condition remains, but do not include other performance-based awards or options. Although mandatory, there is no deadline for achieving the ownership guidelines and executives are not required to purchase EQT stock, EQGP units or EQM units. The net shares or units acquired through incentive compensation plans (through the exercise of options, the vesting of restricted stock or similar) must be retained if an executive has not satisfied his target. An executive’s failure to meet the equity ownership guidelines may influence an executive’s mix of cash and non-cash compensation. Executives are not permitted to pledge their EQT equity, or EQGP equity if they are also directors or executive officers of EQGP’s general partner or EQM equity if they are also directors or executive officers of EQM’s general partner. Executives are not permitted to hedge or otherwise invest in derivatives involving EQT stock, EQGP units or EQM units.

All executive officers, other than the CEO, currently have a three times base salary guideline.

Confidentiality, Non-Solicitation and Non-Competition Agreement
This offer is conditioned upon you executing the enclosed Confidentiality, Non-Solicitation and Non-Competition Agreement (“Non-Compete Agreement”).

Executive Alternative Work Arrangement
You have the option at this time of electing to participate in Executive Alternative Work Arrangement status following your cessation of full-time employment with EQT. If you desire to participate, you must make an election at this time in conjunction with the execution of your Non-Compete Agreement. See “Executive Alternative Work Arrangement Employment Agreement” attached as Exhibit A to the Non-Compete Agreement and the election form that immediately precedes Exhibit A to the Non-Compete Agreement.

Work Schedule Options

Mr. Thomas F. Karam
August 9, 2018

In order to provide employees with a way to maintain work/life balance, EQT has two work schedule options – a 9/80 work schedule and a traditional 8-hour day/5 days per week option. Under the 9/80 work schedule, during the standard 80-hour pay period employees work eight 9-hour days (Monday through Thursday) and one 8-hour day (Friday), with a tenth day off (alternate Friday).

Initially, you will work the traditional work schedule until you make a selection and discuss it with your supervisor. Detailed information on these work schedule options, holidays and vacation will be covered in orientation. You will have 31 days to make your schedule selection.

Employee Benefits
You will have the opportunity to participate in such group medical, dental, life and disability insurance plans, retirement and savings plans and other fringe benefit programs as are available generally to employees of the Company, and as may be amended from time-to-time.

Additional Retirement Benefit
Once 401(k) contributions for executive officers reach the maximum level permitted under the 401(k) plan or by regulation, Company contributions are continued on an after-tax basis under the 2006 Payroll Deduction and Contribution Program through an annuity program offered by Fidelity Investments Life Insurance Co. Each year, the Company also contributes an amount equal to 11% of each executive officer’s annual incentive award to such program.

Perquisites
See “2018 Executive Officer Perquisites” document attached.

Vacation and Holidays
Your annual vacation entitlement will be 240 hours, which will be prorated for the first year based upon full months worked. Additionally, EQT presently observes certain paid holidays.

Relocation Benefits
You will be eligible to receive Tier IV relocation benefits, provided that you sign and return the enclosed Relocation Agreement to onboarding@eqt.com:

•	Miscellaneous Allowance in the amount of $10,000. The Miscellaneous Allowance is not tax assisted.

•	Lump Sum Allowance that is intended to cover 90 days of temporary lodging. The Lump Sum Allowance is tax assisted (grossed up).

Mr. Thomas F. Karam
August 9, 2018

Contingency Matters
This offer and your continued employment with EQT are contingent upon the following:

•	In accordance with the Federal Immigration Reform and Control Act of 1986, you are required to provide EQT with verification of your identity and eligibility to work in the United States; and

•	Submitting to and successfully completing all pre-employment assessments including a drug screen, and execution and delivery of the Non-Compete Agreement.

The benefits and perquisites described above are subject to review and modification by the MDCC or, if applicable to all employees, by EQT from time to time.

Your starting date will be August 9, 2017.

Please understand that employment with EQT is at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without cause. This employment-at-will

Mr. Thomas F. Karam
August 9, 2018

relationship cannot be changed except by a written agreement approved by the MDCC and signed by an authorized officer of the Company.

If you have any questions regarding this offer, please contact me at 412.553.5712. Should you accept, you must also complete and return the attached Non-Compete Agreement to me via fax at 412.553.5722 or via e-mail in the form of a .pdf to cpetrelli@eqt.com.

With your acceptance, you confirm that you are not currently bound by or subject to any confidentiality or non-competition agreement with a previous employer that you have not previously disclosed to us and, if in writing, provided a copy to us.

EQT's onboarding process is administered through an online application called Taleo Onboard. Once we receive your signed offer letter, you will receive an e-mail from Taleo Onboard with details to set up your username and password. Please log-on to Taleo Onboard immediately to complete your profile and post-offer employment questionnaire. Until these forms have been completed, we cannot initiate your mandatory pre-employment assessments. If you experience any problems using Taleo Onboard, please contact John Orfanopoulos, Director, Talent Acquisition at 412.395.2634 or jorfanopoulos@eqt.com or contact me.

This offer expires seven days from the date of this letter.

Confidentiality
This letter is confidential, and its contents are intended solely for review by you and your counsel. You should not disclose, and you will advise your counsel not to disclose, this letter’s contents or the fact of its existence to any third party without our prior written consent. Except as may be required by law or stock exchange rule, the disclosure of this offer and your acceptance, if any, to any third party other than your counsel and our representatives subject to an appropriate confidentiality obligation, will be mutually agreed upon and coordinated.

Please return one copy of this letter with your signature indicating your acceptance or rejection of this offer, and the terms and conditions contained herein, to me. If you have any questions, please contact me directly.

Sincerely,

/s/ Charlene Petrelli

Charlene Petrelli
Vice President and Chief Human Resources Officer

I Accept / Reject (circle) the Company’s offer of employment and the terms and conditions set forth herein:

Mr. Thomas F. Karam
August 9, 2018

/s/ Thomas F. Karam                            August 10, 2018

Thomas F. Karam        Date